Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

PLANET GREEN HOLDINGS CORP.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	(1)	Other	7,000,000	$2.00	$14,000,000.00	0.0001381	$1,933.40

Total Offering Amounts:						$14,000,000.00		1,933.40
Total Fee Offsets:								0.00
Net Fee Due:								$1,933.40

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Offering Note(s)

(1)	This registration statement registers 7,000,000 shares of common stock, $0.01 par value per share, of Planet Green Holdings Corp. (the "Common Stock") to be issued from time to time in accordance with the Planet Green Holdings Corp. 2025 Equity Incentive Plan. (2) Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended based on the average of the high and low sales prices for the Common Stock as reported on the New York Stock Exchange on October 3, 2025.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2025 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.